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Exhibit 99.1


FOR IMMEDIATE RELEASE                         CONTACT:
                                              James D. Constantine
                                              Factory Card & Party Outlet
                                              630-579-2240
                                              jconstantine@factorycard.com

                        FACTORY CARD & PARTY OUTLET CORP.

                         ANNOUNCES FIRST QUARTER RESULTS


NAPERVILLE, IL (June 17, 2003) - Factory Card & Party Outlet Corp. (FCPO.OB) reports results for first quarter ended May 3, 2003. For the quarter ended May 3, 2003, the Company reported a net loss of $155 thousand or 11 cents per fully diluted share. Net sales for the first quarter of 2003 decreased 7.6 percent to $54.5 million, compared with $59.0 million a year ago. Comparable store sales for the first quarter declined 7.1 percent.

During the first quarter of 2003 the Company completed the expansion and remerchandising of its juvenile party selection in all stores. "While the juvenile party initiative coupled with a difficult retail environment adversely impacted first quarter results, this accomplishment has positioned the Company for future growth in this very important category," stated Gary Rada, President and Chief Executive Officer.

"Management remains focused on the continual improvement in the Company's financial position, and despite the adverse economy, as of today, the borrowings under our revolving line of credit agreement have been reduced to less than $1 million," Rada added.

A comparison of net income and earnings per share for the period subsequent to April 6, 2002 (effective date of the consummation of the plan for reorganization for accounting purposes), to prior periods would not be meaningful due to significant reorganization cost, gains related to extinguishment of unsecured creditors' claims and fresh start accounting adjustments and capital structure changes related to the Company's previously announced emergence from Chapter 11. The results reported herein should be read in connection with the Company's First Quarter Form 10-Q filed today with the Securities and Exchange Commission.

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Factory Card & Party Outlet, (www.factorycard.com) based in Naperville,
Illinois, currently operates 171 Company-owned retail stores in 20 states, offering an extensive assortment of party supplies, greeting cards, gift-wrap, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.

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                        FACTORY CARD & PARTY OUTLET CORP.
                                 AND SUBSIDIARY

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
              (Dollar amounts in thousands, except per share data)

                                                        Successor           Successor          Predecessor
                                                         Company             Company             Company
                                                     ---------------      --------------     ---------------
                                                          Three                One                  Two
                                                      Months Ended         Month Ended         Months Ended
                                                          May 3,              May 4,             April 6,
                                                           2003                2002               2002
                                                     ---------------      --------------     ---------------
Net sales                                            $        54,541      $       18,187     $        40,837
Cost of sales                                                 36,014              11,597              26,991
                                                     ---------------      --------------     ---------------
   Gross profit                                               18,527               6,590              13,846
Selling, general and administrative expenses                  17,995               5,697              12,212
Depreciation                                                     448                 100               1,030
Reorganization items                                               -                   -             (18,840)
Interest expense                                                 343                 154                 374
                                                     ---------------      --------------     ---------------
  Income (loss) before income tax expense (benefit)             (259)                639              19,070
Income tax expense (benefit)                                    (104)                249                (360)
                                                     ---------------     ---------------    ----------------
   Net income (loss)                                 $          (155)    $           390   $          19,430
                                                     ===============     ===============    ================

   Net income (loss) per share - basic               $         (0.11)    $          0.27
                                                     ---------------     ---------------

Weighted average shares outstanding - basic                1,442,743           1,424,548
                                                     ---------------     ---------------

   Net income (loss) per share - diluted             $         (0.11)    $          0.27
                                                     ---------------     ---------------

Weighted average shares outstanding - diluted              1,442,743           1,424,548
                                                     ---------------     ---------------